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                                                                     EXHIBIT 5.1



                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                  May 28, 2002



Direct Dial                                                           Client No.
(415) 393-8200                                                     C 18861-00076


Cadence Design Systems, Inc.
2655 Seely Avenue
Building 5
San Jose, CA 95134

     Re: Registration Statement of Form S-4 of Cadence Design Systems, Inc.

Ladies and Gentlemen

     We refer to the registration statement on Form S-4 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), filed by Cadence Design Systems, Inc., a Delaware corporation (the "Corporation"), with respect to the issuance by the Corporation of up to 19,236,476 shares (the "Shares") of its common stock, par value $.01 per share ("Common Stock"), and associated preferred stock purchase rights (the "Rights"), upon consummation of the proposed merger of Zodiac Acquisition, Inc., a wholly-owned subsidiary of the Corporation, with Simplex Solutions, Inc. (the "Merger").

     We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

     Based on our examination described above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the issuance by the Corporation of the Shares in connection with the Merger has been duly authorized and (ii) when issued as described in the Registration Statement, the Shares and Rights will be legally and validly issued, fully paid and non-assessable shares of Common Stock.
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Cadence Design Systems, Inc.
May 28, 2002
Page 2


     We are admitted to practice in the State of California, and are not admitted to practice in the State of Delaware. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Background of the Merger," "Material U.S. Federal Income Tax Consequences," "Closing Conditions" and "Legal Matters" in the Proxy Statement/Prospectus which forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.


                                        Very truly yours,



                                        /s/ Gibson, Dunn & Crutcher, LLP

GJC/LAF/ALR